Exhibit 5.1

February 7, 2023

Blink Charging Co.

605 Lincoln Road, 5th Floor

Miami Beach, Florida 33139

Ladies and Gentlemen:

We are acting as legal counsel to    Blink Charging Co., a Nevada corporation (the “Company”), in connection with the issuance and sale of 9,583,332 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), all of which are authorized but heretofore unissued shares to be offered and sold by the Company pursuant to the effective Registration Statement on Form S-3ASR (File No. 333-251919) (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on January 6, 2021 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement dated February 6, 2023, relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”). The Shares include an option granted to the underwriters of the offering to purchase up to an additional 1,249,999 Shares.

With respect to the opinions set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

(a)	The Articles of Incorporation of the Company, as amended to date;

(b)	The Bylaws of the Company, as amended to date;

(c)	The Registration Statement;

(d)	The Prospectus;

(e)	The Underwriting Agreement, dated February 6, 2023 (the “Underwriting Agreement”), by and between Barclays Capital Inc., as representative of the several underwriters named therein, and the Company;

(f)	The resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares; and

(g)	Such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

February 7, 2023

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of natural persons to execute and deliver documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of originals or such latter documents.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly and validly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP